Exhibit 99.2

EDITORIAL CONTACT:

Eskenzi PR

imperva@eskenzipr.com

Imperva Appoints Randall Spratt to its Board of Directors

Seasoned Executive Brings Decades of Technology and Healthcare Experience from

McKesson Corporation to Imperva Board

REDWOOD SHORES, Calif. – May 23, 2016 – Imperva, Inc. (NYSE: IMPV), committed to protecting business-critical data and applications in the cloud and on-premises, today announced that Randall Spratt has joined its Board of Directors. Spratt is a senior technology executive with deep experience in the healthcare information industry and a successful leadership track record spanning start-ups to world-class organizations, including McKesson Corporation, a multi-billion dollar healthcare giant.

“I believe that Randy brings the right combination of IT knowledge, executive leadership, understanding of security issues and management maturity to the board,” said Anthony Bettencourt, President, Chief Executive Officer and Chairman of the Board of Imperva. “In addition, his expertise in healthcare technology issues, capabilities and regulations makes him uniquely positioned to provide guidance as we capitalize on the growing healthcare industry demand for our solutions. His experience rounds out the breadth of industry knowledge on our board and will further help us protect and enhance shareholder value. We are thrilled to have him join us.”

Spratt was most recently Executive Vice President, Chief Information Officer (CIO) and Chief Technology Officer (CTO) at McKesson. As CIO, Spratt was responsible for all internal technology initiatives and operations, and as the company’s first-ever CTO, he guided the overall technology direction for the company’s healthcare technology products and provided support for application development processes. Prior to serving as CIO-CTO, Spratt served as Chief Process Officer for McKesson Provider Technologies, the company’s medical software and services division, where he managed business development, information technology, strategic planning and technology services.

Spratt’s distinguished career includes leadership positions at HBO & Company (HBOC), from 1996 until it was acquired by McKesson in 1999, where he was ultimately responsible for the laboratory systems business, and prior to that at Advanced Laboratory Systems, from 1986 until it was acquired by HBOC in 1996, where he held executive positions of increasing responsibility culminating in the role of Chief Operations Officer. Earlier in his career at Control Data Corporation, he served as Vice President of Development and Support for first-generation laboratory systems.

“Enterprise IT security and risk management have soared in importance across the C-suite and Boardrooms in all industries, but particularly among industries such as healthcare that are rapidly becoming more digital and interconnected than ever before,” said Spratt. “I look forward to applying my years of technology experience to help Imperva meet its mission of protecting critical data and apps while helping to deliver greater value to stakeholders.”

Spratt has also served on the board of directors of Code Green Networks, a privately-held provider of data loss prevention solutions, and with Living Goods, a non-profit dedicated to delivering improved care in the developing world, and in advisory board member positions with the venture capital firms of Sierra Ventures and Canaan Partners. He earned a Bachelor of Science degree in biology, with a minor in computer science, from the University of Utah.

About Imperva

Imperva® (NYSE: IMPV) is a leading provider of cyber security solutions that protect business-critical data and applications. The company’s SecureSphere, CounterBreach, Incapsula and Skyfence product lines enable organizations to discover assets and risks, protect information wherever it lives – in the cloud and on-premises – and comply with regulations. The Imperva Defense Center, a research team comprised of some of the world’s leading experts in data and application security, continually enhances Imperva products with up-to-the-minute threat intelligence, and publishes reports that provide insight and guidance on the latest threats and how to mitigate them. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

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